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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      GREAT WESTERN FINANCIAL CORPORATION
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               (Name of Registrant as Specified In Its Charter)

                           H. F. AHMANSON & COMPANY
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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     (4) Proposed maximum aggregate value of transaction:

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Notes:

                      [LETTERHEAD OF SULLIVAN & CROMWELL]

                                                                   April 2, 1997


BY FAX
------

Mr. Peter R. Gleason,
    Director,
      Custom Research and Senior Analyst,
        Institutional Shareholder Services.

             Re: Great Western Consent Solicitation
                 ----------------------------------

Dear Peter:

     On behalf of H. F. Ahmanson, we are appreciative of the opportunity to comment on your draft analysis of the consent solicitation at Great Western ("GWF").

     As a general observation, we believe that you have accurately described the relevant facts and have perceptively analyzed the relevant issues. In particular, we agree that negotiations by GWF with all bona fide offerors will
                                                   --- ---- ----
enhance stockholder value and prevent the continuation of an unlevel playing field. We also agree that stockholders should have the opportunity provided by an annual meeting to express their views.

     We do, however, respectfully disagree with your proposed recommendation on Consent Item 2. We believe that break-up fees of the magnitude GWF has agreed to pay to Washington Mutual ("WAMU") are not necessary to attract other bidders. For example, First Bank System agreed to acquire First Interstate in a transaction with a value almost twice the WAMU-GWF merger, but almost the same break-up fee. Absent some check on the amount of break-up fees, they can be used to end rather than enhance the bidding process. Furthermore, when there are multiple bidders, break-up fees are more appropriate after discussions with all
                                                                            ---
interested parties and after all
                             ---

Mr. Peter R. Gleason                                                      Page 2

interested parties are invited to make their best and final bids, rather than after negotiations only with the "preferred suitor".

     We would also offer the following minor comments on factual matters:

     (1) You may wish to note on page 4 that the definition of "change in control" for GWF's senior executives was expanded in December 1996 to include transactions, such as the WAMU merger, which were not previously covered, and was further amended in February 1997 to include a transaction such as the Ahmanson proposal, which was not previously covered.

     (2) We suggest that you replace the phrase "On March 6, 1997" on page 8 with "On the next day" to indicate the close proximity of the two events.

     (3)  We believe that a more apt characterization of Ahmanson's offer (page
7) is "unsolicited" rather than "hostile".

     (4) With respect to timing of the expiration date (pages 8-9), it is important to recognize that unless the consents are received by early April, the most important substantive provision involved in the consent -- a prompt annual stockholders meeting -- would be effectively nullified. Under the third consent proposal, the annual stockholders meeting must be held not later than two weeks after the scheduled date in Great Western's by-laws. The last date under this proposal is May 6, 1997. If the proposal is not adopted by early April, there probably will not be sufficient time to solicit proxies for a meeting on that date.*

     (5) Ahmanson's principal disagreement with WAMU's projections (pages 9-10) is the conjunction of aggressive cost savings and aggressive revenue
       -----------
enhancements, when each tends to reduce the potential for achieving the other. Ahmanson believes that no other bank merger transaction has ever projected combined cost savings and revenue enhancements of the relative amounts projected by WAMU.

-------------------
* We also note that our Delaware counsel believes that the 60 day period runs from the first date on which the first consents to Great Western are dated.

Mr. Peter R. Gleason                                                      Page 3

     (6)  The reference to GWF's meetings with "other interested parties" (page
11) could mention that GWF has refused to hold any meeting with Ahmanson.

     (7) You may wish to change the reference on page 13 from "when a merger agreement is finalized", because to our knowledge it has been finalized.

     We are most appreciative of your consideration of these comments and the courtesy you have shown to us throughout this process, and we look forward to discussing them with you.


                                          Very truly yours,

                                          /s/ H. Rodgin Cohen

                                          H. Rodgin Cohen